As filed with the Securities and Exchange Commission
              on December 1, 2003, Registration No. 333- _______


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

           ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.
                (Name of small business issuer in its Charter)

      Delaware                        6510               55-0793382
(State or other jurisdiction   (Primary Standard         IRS Employer
       of incorporation or        Industrial        Identification Number
          organization)    Classification Code Number)

                                 1926 Cao An Road
                              Shanghai, 201824, China
                                  86-21-5919-7613
          (Address and telephone number of principal executive offices)

                                 1926 Cao An Road
                              Shanghai, 201824, China
         (Address of principal place of business or intended principal place of business)

                                   Hongwei Zhang
                             20 Chapin Road, Unit 1004
                            Pine Brook, New Jersey 07058
                                  (973) 882-8857
              (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act,
check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [  ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
Title of each class                  Proposed maximum     Proposed maximum
  of securities         Amount to    offering price per  aggregate offering     Amount of
to be registered      be registered        unit               price          registration fee
--------------------------------------------------------------------------------------------
Common Stock           7,565,350           $0.15           $ 1,134,803          $ 144.2
$0.1 Par value
---------------------------------------------------------------------------------------------
   Total               7,565,350           $0.15           $ 1,134,803          $ 144.2


(1) The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) to the Securities Act of 1933, as amended.

(2) The selling security holders hold all of the shares that we are registering. The selling security holders will sell their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated transactions. We will not receive proceeds from the sale of shares from the selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

============================================================================

PROSPECTUS COVER PAGE                               SUBJECT TO COMPLETION


               ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.


                              PRELIMINARY PROSPECTUS

   7,565,350 Shares of Common Stock to be Sold by Current Security Holders
                        Offering Price of $0.15 Per Share

The selling security holders of Oriental Automotive Parts Development (China) Co., Ltd. listed on pages 14-17 under the caption "Selling Security Holders" may offer and sell up to an aggregate of 7,565,350 shares of our common stock under this prospectus. The offering price of the shares to be sold using this prospectus is $0.15. The selling security holders will sell their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of the shares from the selling security holders. We will pay all expenses of registering the securities.

Our common stock is not listed on a national securities market or the Nasdaq Stock Market. No public market currently exists for shares of our common stock. We have not applied for listing or quotation with any national securities exchange or automated quotation system.

An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" beginning on page 7 before investing in shares of our common stock. A purchase of our common stock is highly speculative and investors should not purchase shares of our common stock unless they can afford to lose their entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Inside Front and Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until ________, 2004, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                  TABLE OF CONTENTS


Part I.  Information Required in Prospectus

Front of Registration Statement and Outside Front
 Cover of Prospectus......................................................   1
Inside Front and Outside Back Cover Pages of Prospectus...................   3
Summary...................................................................   5
Offering..................................................................   6
Summary of Financial Information..........................................   7
Risk Factors..............................................................   7
Use of Proceeds...........................................................  13
Determination of Offering Price...........................................  13
Dilution..................................................................  14
Selling Security holders..................................................  14
Plan of Distribution......................................................  17
Legal Proceedings.........................................................  19
Directors, Executive Officers, Promoters and Control Persons..............  19
Security Ownership of Certain Beneficial Owners and Management............  21
Description of Securities.................................................  23
Interest of Named Experts and Counsel.....................................  25
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities...............................................  26
Organization Within Last Five Years.......................................  26
Description of Business...................................................  27
Management's Discussion and Analysis or Plan of Operation.................  33
Description of Property...................................................  36
Certain Relationships and Related Transactions............................  36
Market for Common Equity and Related Stockholder Matters..................  36
Executive Compensation....................................................  37
Financial Statements......................................................  39
Changes In and Disagreements With Accountants on
 Accounting and Financial Disclosure......................................  56

Part II.  Information Not Required In Prospectus

Indemnification of Directors and Officers.................................  56
Other Expenses of Issuance and Distribution...............................  58
Recent Sales of Unregistered Securities...................................  58
Exhibits..................................................................  59
Undertakings..............................................................  59
Signatures................................................................  60

                                PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 7.

How We are Organized

We were originally incorporated in the State of Delaware on August 30, 2002 under the name of Brook Industries Corp. ("Brook"), which was formed as a blank check company for the purpose of seeking to complete a merger or business acquisition transaction. Since inception Brook had conducted virtually no business operations until April 8, 2003 when Brook issued 35,900,000 shares of its common stock to acquire all capital stock of Oriental Automotive Parts Development Co., Ltd., a company incorporated in Shanghai, China ("Oriental"). As a result, the original shareholders of Oriental received a substantial majority of the capital shares of the Company and the control of the Board of Directors. The acquisition was accounted for as a reverse merger. In connection with the acquisition, our Certificate of Incorporation was amended. The name of the Company was changed to "Oriental Automotive Parts Development (China) Co., Ltd.", and the number of authorized shares was increased to 100,000,000 shares, consisting of 80,000,000 shares of common stock with par value of $0.1, and 20,000,000 shares of preferred stock with par value of $0.1.

Our principal executive officers are located at 1926 Cao An Road, Shanghai, China. Our telephone number at such address is 86-21-5919-7613.

About Our Business

We are a full-service retail automotive parts and accessories merchandise mart developer and manager. We own certain commercial real properties in Shanghai, China, and these properties are leased to automobile dealers, specialty retailers of automotive parts and accessories under long-term leases. The purpose of our ownership in real properties is primarily for income, not for possible capital gains. In addition to property management, we also provide our tenants with single-point solutions to all of their commercial services needs, such as commercial registration, storage services, marketing and advertising, logistic support, auto parts testing, ratification services, salesperson training, accounting, and tax return assistance. A majority of our gross profit is currently derived from income on real properties leasing and management. We are a traditional corporation rather than a real estate investment trust.

Beginning in July 2003, we also enter into the business of retail sales of auto parts and accessories, primarily serving do-it-yourself customers and, to a lesser extent, commercial customers. We have only one retail store, which carries an extensive product line for domestic and imported cars, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items and accessories, with nationally known brand names, as well as private label automotive parts. We do not provide automotive repair or installation services.

The Offering by the Selling Security Holders

Up to 7,565,350 shares of our common stock may be offered by the selling security holders. The selling security holders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The offering price of the shares is $0.15. The selling shareholders will sell their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Description of the Shares of Common Stock Being Offered for Sale by the Selling Security Holders

We are authorized to issue 80,000,000 shares of $0.1 par value common stock.
As of the date of this prospectus, there are 36,000,000 shares of our common stock issued and outstanding. Each share of common stock has equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The shareholders are not entitled to cumulate their votes for directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares being offered by the selling security holders, although we agreed to pay all offering expenses, which are approximately $34,144.

Additional Information

In this prospectus, the terms "the Company" "we," "us," and "our" refer to Oriental Automotive Parts Development (China) Co., Ltd., a Delaware corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.1 per share, of Oriental Automotive Parts Development (China) Co., Ltd.

                  Summary of Financial Information

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Discussion and Analysis and the financial statements and the related notes thereto included elsewhere in this prospectus.

                              For the Period    From Jan. 28,    Cumulative from
                              from Jan. 28     2003(inception)   January 28,2003
                             (inception) to       through       (inception) to
                              Sept. 30, 2003    Feb. 28, 2003     Sept. 30, 2003
                             ---------------  -----------------  ----------------
                              (unaudited)        (audited)         (unaudited)
Statement of Operation Data:
Net Sales                      $ 2,680,666       $ 110,710          $ 2,680,666
Operating expenses             $   211,131       $  22,125          $   211,131
Operating income               $   689,021       $  88,584          $   689,021
Net income                     $   583,327       $  82,070          $   583,327

Basic and diluted net income
 per share                     $     0.016       $   0.002          $     0.016

Basic and diluted weighted
 average shares outstanging     36,000,000       36,000,000           36,000,000


                                                                 At Sept. 30, 2003
                                                                -----------------
                                                                    (unaudited)
Balance Sheet Data:
Total assets                                                        $  7,033,135
Current liabilities                                                 $  2,100,092
Total stockholders' equity                                          $  4,933,043



                                   RISK FACTORS

An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, you should consider carefully the risks described below before you decide to buy our common stock. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Our limited operating history makes it difficult for you to evaluate our current and future business and prospects and future financial results.

Given the early stage of development of our business, we have a limited operating history upon which you may evaluate our business and prospects. As a result, for the foreseeable future you will be unable to evaluate our current business and future financial performance. Our revenue and income potential are unproven, and our business strategy may not be successful. We may incur loss in the foreseeable future. These factors make it difficult for you to evaluate our current and future business and prospects as well as our future financial results.

Our tenants may face financial difficulties and be unable to pay rent which may, in turn, cause financial difficulties.

Our financial position may be materially harmed if any of our major tenants or any other significant tenant experiences financial difficulties, such as a bankruptcy, insolvency or general downturn in the business of the tenant. In addition, any failure or delay by any of our tenants to make rent payments could impair its financial condition and materially harm our business. Although failure on the part of a tenant to materially comply with the terms of a lease, including failure to pay rent, would give us the right to terminate the lease, repossess the property and enforce the payment obligations under the lease, we would then be required to find another tenant to lease the property. We may not be able to enforce the payment obligations against the defaulting tenant, find another tenant or, if another tenant were found, that we would be able to enter into a new lease on favorable terms.

Our acquisitions and renovations may not perform as expected.

Although we currently have no plans to significantly expand or renovate our properties, we may do so in the future. Expansion and renovation projects may inconvenience and displace existing tenants, require us to engage in time consuming up-front planning and engineering activities and expend capital, an require us to obtain various government and other approvals, the receipt of which cannot be assured. While our policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with these activities, we will nevertheless incur risks, including expenditures of funds on, and devotion of our time to, projects that may not be completed.

Our ability to satisfy fixed operating costs that may rise over time, cannot be reduced in response to any decrease in our rental income, or passed through to our tenants.

Our ability to satisfy fixed operating costs associated with our properties could be seriously affected by any rise in expenses such as insurance, utilities, cleaning, ventilation, air-conditioning, security, landscaping, building repairs and maintenance. While our tenants must often pay a portion of these escalating costs, there can be no assurance that they will agree to any increase in current fixed costs or that any increase in tenant payments would cover increased operating costs. Since our fixed costs cannot be determined for any future time period or reduced in response to any decrease in rental income, our ability to operate would be severely affected by any increase in the costs associated with leasing our properties.

We will need additional financing to fully implement our growth strategy, and if we fail to obtain additional funding our operations could be severely limited.

We will need to raise additional capital to implement fully our growth strategy. We cannot assure you that we will be able to obtain additional public or private financing, including debt or equity financing, as needed, or, if available, on terms acceptable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to grow and our operations could be severely limited.

We may face significant competition from developers, owners and operators of commercial real properties which may inhibit the success of our business.

We compete in the acquisition of commercial real properties with many real properties developer or operator entities. Competition from these entities may materially harm our business by reducing the number of suitable business opportunities offered to us and increasing the bargaining power of prospective sellers of property, which often increases the price necessary to purchase a property. Many of our competitors in the commercial real sector are significantly larger than us and may have greater financial resources and more experienced managers than us.

In addition, we compete for tenants based on rental rates, attractiveness and location of properties, as well as quality of maintenance and management services. Competition from these and other properties may impair our financial condition and materially harm its business by: (1) interfering with our ability to attract and retain tenants, (2) increasing vacancies, which lowers market rental rates and limits our ability to negotiate favorable rental rates, and
(3) impairing our ability to minimize operating expenses.

Competition affects occupancy levels and rents which could adversely affect our revenues.

We also compete with many business properties for tenants based on rental rates, attractiveness and location of properties, as well as quality of maintenance and management services. Some of the competing properties may be newer, better located or owned by parties better capitalized than we are. Although ownership of these competing properties is currently diversified among many different types, and no one or group of owners currently dominate or significantly influence the market, consolidation of owners could create efficiencies and marketing advantages for the consolidated group that could adversely affect us by (i) interfering with our ability to attract and retain tenants, (ii) increasing vacancies, which lowers market rental rates and limits our ability to negotiate favorable rental rates, and (iii) impairing our ability to minimize operating expenses.

Our financial performance depends on regional economic conditions since substantially parts of our properties and investments are located in Shanghai, China.

Currently we concentrate substantial all of our commercial real properties in one geographic area, Shanghai, China. Such concentrating may expose us to greater economic risks than if the properties were located in several geographic regions. Our revenues and the value of the properties located in Shanghai may be affected by a number of factors, including local commercial real estate conditions, such as an oversupply of or reduced demand for real properties, and the local economic climate. Business downsizing, industry slowdowns, changing demographics, and other factors may adversely impact any of these local economic climates. A general downturn in the economy or real estate conditions in Shanghai could impair our financial condition and materially harm our business.

We may acquire properties through partnerships or joint ventures with third parties that could result in financial dependency and management conflicts.

Although we currently do not have plans to do so, we may participate with other entities in property ownership through joint ventures or partnerships in the future. Depending on the characteristics and business objectives of the joint venture or partnership, we may not have voting control over the joint venture or partnership. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including:
(i) the possibility that our partners might experience serious financial difficulties or fail to fund their share of required investment contributions,
(ii) the partners might have economic or other business interests or goals which are inconsistent with our business interests or goals, and (iii) the partners may take action contrary to our instructions or requests and adverse to our policies and objectives. Any substantial loss or action of this nature could potentially harm our business. In addition, we may in some circumstances be liable for the actions of our third-party partners or co-venturers.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval.

Our executive officers and directors together control over approximately 90% of our issued and outstanding common stock, giving them the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including the election of and removal of our directors; amendments to our certificate of incorporation and approval of significant corporate transactions. Additionally, this significant ownership could discourage acquisition of the common stock by some potential investors and could have an anti-takeover effect. As a result of our management's control over these corporate matters, our minority shareholders will have little or no influence regarding these matters.

The loss of key personnel could harm the Company's business.

Given the early stage of development of our business, we depend to a large extent on the performance of our senior management team and other key employees for strategic business direction and experience. If we lost the service of any members of its senior management or other key employees, it could materially harm our business. We have not obtained key-man life insurance for any of our senior management or other key employees.

Our officers and directors are engaged in activities that could conflict with our interests; therefore, our officers and directors may devote insufficient time to our affairs, which may negatively affect our operations and harm our ability to earn revenues.

Certain of our executive officers and directors, including Hongwei Zhang, our CEO, President and Chairman of the Board, Yizhong Wu, our Vice President, CFO and a director, Hongyi Zhang, our Vice President and a director, and Hong Bai, our Vice President and Secretary, are currently serving as executive officers and/or directors of Shanghai Oriental Automotive Parts City Co., Ltd
("Shanghai Oriental"). This may create a time conflict of interest between their current business ventures and our affairs. Although the business objectives of Shanghai Oriental are different from ours, our executive officers and /or directors mentioned above may devote only a limited time to our business, and may continue to do so in future, which may negative affect our revenues and potential profitability. As a result, conflicts of interest may arise that can be resolved only through their exercise of judgment in a manner which is consistent with their fiduciary duties to the Company. Each of them anticipates devoting a minimum of fifteen to twenty hours per week of his business hours to our business activities. If and when the business operations increase and a more extensive time commitment is needed, they are prepared to devote more time to the Company's affairs, in the event that becomes necessary.

However, should such a conflict arise, there is no assurance that they would not attend to other matters prior to those of ours. To date we have not formulated a policy for the resolution of such conflicts.

Adverse changes in the economic policies of the Chinese government could have a material adverse effect on china's overall economic growth, which could reduce the demand for our services and adversely affect our business, financial condition and results of operations.

Since the late 1970s the Chinese government has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. Although we believe that economic reform and macroeconomic policies and measures adopted by the current Chinese government will continue to have a positive effect on the economic development in China and that we will continue to benefit from such policies and measures. These policies and measures may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

The Chinese currency, "Renminbi", is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations.

We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive a substantial portion of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

Fluctuations in the exchange rate between the Chinese currency and the United States dollar adversely affect our operating results.

The functional currency of our operations in China is "Renminbi". Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

As a company based in China, our shareholders may have greater difficulty in obtaining information about us on a timely basis than would shareholders of a U.S.-based company

Our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about us from sources other than us. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon our management for reports of our progress, development, activities and expenditure of proceeds.

There is not and there may never be a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

Investors of our common stock shares may be unable to sell their shares because there is presently no market for the shares and any market that develops may be limited. We intend to apply to have our common stock quoted on the OTC Bulletin Board. We cannot assure you that we will be successful in obtaining this quotation or that any market for the shares will develop or, if it develops, that it will be sustained. Further, if a market for our shares develops, there is no assurance that there will be significant trading volume in our shares. If there is limited trading volume, the market price of our shares could be highly volatile. Such volatility would increase the risk of an investment in our shares. Also, as of the date of this prospectus our securities have not been cleared for purchase or sale in any of the states in the United States. Generally, our securities may not be purchased or sold in any state unless they have been registered or qualified for sale in such state or unless our securities, or the purchase or sale of our securities, qualifies for an exemption from registration in such state and we have met the requirements for such exemption. Following effectiveness of our Registration Statement with the SEC, we will endeavor to register or otherwise qualify our securities in the states. Anyone desiring to purchase or sell our securities must consult with their broker in advance to determine whether such purchase or sale may be effected in their state.

Because our stock is a penny stock for which there is and may never be a market, any investment in our stock is a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Since our common stock has never been traded, prices for the common stock may decline after the offering.

There is currently no public market for our common stock and we cannot assure you that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. We have not engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. If a market should develop, the price may be highly volatile. In addition, an active trading market for our common stock may not develop or be sustained.

We have never paid dividends and are unlikely to do so for the foreseeable future.

We have never paid cash or other dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends on our common stock in the foreseeable future.


Item 4.                      USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own accounts. We will not receive any proceeds from the sale of the securities being registered pursuant to this prospectus.


Item 5.                DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares at a price of $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. At present, there is no established public market for our shares. As a result, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.


Item 6.                       DILUTION

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Item 7.                 SELLING SECURITY HOLDERS

The following table sets forth information concerning the selling security holders including:

  o   the number of shares owned by each shareholder prior to this offering;
  o   the total number of shares that are to be offered for each shareholder;
      and
 o and the total number of shares and the percentage of stock that will be owned by each shareholder upon completion of the offering.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

The offered shares of common stock may be offered from time to time by each of the selling security holders named below. However the selling security holders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling security holders obligated to sell such shares of common stock immediately under this prospectus, and therefore, no accurate forecast can be made as to the number of securities that will be held by the shareholders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

                                Shares Owned Prior    Shares Owned After
                   No. of        To the Offering        The Offering
Selling            Shares     ----------------------- -------------------
Stockholders       Offered     Number      Percentage  Number   Percentage
----------------  ---------  ------------- ---------- --------- ----------
Yizhong Wu (1)    1,080,000    2,160,000     6.0%    1,080,000     3.0%
Hongyi Zhang(2)   1,080,000    2,160,000     6.0%    1,080,000     3.0%
Shuliang Lin (3)  1,074,650    2,149,300     6.0%    1,074,650     3.0%
Fumei Sun           720,000      720,000     2.0%            -        -
Congfen Shui        720,000      720,000     2.0%            -        -
Yingfen Dong         20,000       20,000        *            -        -
Zezhao Li (4)       380,000      380,000     1.1%            -        -
Xiannan Wang        360,000      360,000     1.0%            -        -
Tian Qing Dai       501,940      501,940     1.4%            -        -
Shaoli Li           200,000      200,000        *            -        -
Aiyi Wang           293,330      293,330        *            -        -
Hong Ding (5)       100,000      100,000        *            -        -
Jie Luo             393,330      393,330        *            -        -
Hong Bei (6)        360,000      360,000      1.0%            -       -

Zuohong Zhou        271,400      271,400        *            -        -
Renwei Ye               200          200        *            -        -
Yi Zhe                  150          150        *            -        -
Hui Xie                 150          150        *            -        -
Zhankui Ji              150          150        *            -        -
Hongjuan Zhang          150          150        *            -        -
Jianqiu Gong            150          150        *            -        -
Weiming Wang            150          150        *            -        -
Qun Zhao                150          150        *            -        -
Kuiyuan Li              150          150        *            -        -
Xingyuan Wang           150          150        *            -        -
Chunhua Xiao            150          150        *            -        -
Rongmin Wang            150          150        *            -        -
Jianying Shi            150          150        *            -        -
Zhizhong Han            100          100        *            -        -
Wenhui Lu               100          100        *            -        -
Huifang Xiang           100          100        *            -        -
Jianying Wu	            100          100        *            -        -
Keqin Wang              100          100        *            -        -
Jiqi Zhu                100          100        *            -        -
Mianjiao Hong           100          100        *            -        -
Junyong Qian            100          100        *            -        -
Meng Nian               100          100        *            -        -
Hao Chan                100          100        *            -        -
Zhijian Yang            100          100        *            -        -
Zhijian Yang            100          100        *            -        -
Jinggen Hu              100          100        *            -        -
Xiulin Tang             100          100        *            -        -
Yanping Gu              100          100        *            -        -
Lihua Gu                100          100        *            -        -
Meizhen Wang            100          100        *            -        -
Liqin Ge                100          100        *            -        -
Yaofang Liu             100          100        *            -        -
Xiaojun Tong            100          100        *            -        -
Weibin Hu               100          100        *            -        -
Chunfu Gu               100          100        *            -        -
Jianzhong Wang          100          100        *            -        -
Fengfa Yan              100          100        *            -        -
Na Tong                 100          100        *            -        -
Lijun Gu                100          100        *            -        -
Ming Tong               100          100        *            -        -
Yu Tong                 100          100        *            -        -
Feng Yu                 100          100        *            -        -
Wenyu Zhang             100          100        *            -        -
Lizhen Qian             100          100        *            -        -
Xiaoyan Yan             100          100        *            -        -

Yixin Wang              100          100        *            -        -
Huiping Xu              100          100        *            -        -
Zhufeng Tong            100          100        *            -        -
Huiyi Zhang             100          100        *            -        -
Jie Tong                100          100        *            -        -
Chunfang Chen           100          100        *            -        -
Xiaohong Dai            100          100        *            -        -
Ying Tong               100          100        *            -        -
Shanying Chen           100          100        *            -        -
Xidi Tong               100          100        *            -        -
Haifeng Gu              100          100        *            -        -
Bin Gu                  100          100        *            -        -
Feng Zhou               100          100        *            -        -
Jianping Gu             100          100        *            -        -
Chunhua Gu              100          100        *            -        -
Yonghua Tang            100          100        *            -        -
Hongxiang Tong          100          100        *            -        -
Yongmin Yan             100          100        *            -        -
Yongxiang Yan           100          100        *            -        -
Jianyong Tong           100          100        *            -        -
Jingkui Yan             100          100        *            -        -
Jinyuan Yan             100          100        *            -        -
Xinggen Gu              100          100        *            -        -
Yaofang Xu              100          100        *            -        -
Huifeng Sheng           100          100        *            -        -
Haili Zhang             100          100        *            -        -
Shanmei Zhang           100          100        *            -        -
Xiuying Sheng           100          100        *            -        -
Xuefeng Zhang           100          100        *            -        -
Zhigang Huang           100          100        *            -        -
Qing Lu                 100          100        *            -        -
Yunlong Lu              100          100        *            -        -
Chijun Huang            100          100        *            -        -
Jie Chen                100          100        *            -        -
Siming Yang             100          100        *            -        -
Zhilong Huang           100          100        *            -        -
Renfa Lu                100          100        *            -        -
Jianguang Liu           100          100        *            -        -
Jianming Liu            100          100        *            -        -
Jinlin Huang            100          100        *            -        -
Minghua Xu              100          100        *            -        -
Gengfa Lu               100          100        *            -        -
Yuyong Huang            100          100        *            -        -
Jinfu Yan               100          100        *            -        -
Deqiang Tong            100          100        *            -        -
Shoutao Wang            100          100        *            -        -

Hongshu Zeng            100          100        *            -        -
Bin Yu                  100          100        *            -        -
Yi Ying                 100          100        *            -        -
Gengyong Tang           100          100        *            -        -
Qionghua Tao            100          100        *            -        -
Ming Tang               100          100        *            -        -
Deyi Weng               100          100        *            -        -
Jun Zhang               100          100        *            -        -
Weisheng Bao            100          100        *            -        -
----------------  -----------     -------
   Total          7,565,350          21.0%

Notes:

* Less than one percent of our outstanding shares of common stock.

(1) Yizhong Wu is our Vice President, Chief Financial Officer and a Director.
(2) Hongyi Zhang is our Vice President and a Director.
(3) Shulian Lin is a member of our Board of Directors.
(4) Zezhao Li is a member of our Board of Directors.
(5) Hong Ding was the controlling shareholder of our predecessor, Brook Industries Corp.
(6) Hong Bai is our Vice President and Secretary.

We are not aware of any agreements or arrangements among the selling security holders listed above. To our knowledge, there are no coordinated investment efforts among the selling security holders of the Company and they are not acting as a "group" as that term is used in Instruction 7 to Item 403 of Regulation S-B.

The shares owned by the selling security holders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission, which Rule pertains to delayed and continuous offerings and sales of securities. In regard to the shares offered under Rule 415, we have given certain undertakings in Part II of the Registration statement of which this registration statement is a part of, which in general, we commit to keep this registration statement current during any period in which offers or sales are made pursuant to Rule 415.


Item 8.                       PLAN OF DISTRIBUTION

The selling security holders will sell their shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders do not intend to engage in short selling or other hedging activities. The shares will not be sold in an underwritten public offering.

If and when the common stock is quoted on the OTC Bulletin Board or listed on an exchange the selling security holders' shares may be sold to purchasers from time to time directly by, and subject to, the discretion of the selling security holders. In addition, the selling security holders may from time to time offer their shares for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares for whom they may act as agents. The shares sold by the selling security holders may be sold from time to time in one or more transactions:

   o purchased by a broker or dealer as principal and resale by such broker or dealer for its account;
   o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
   o    privately negotiated transactions.

If the selling shareholders enter into an agreement, after the effectiveness of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, then we will file a post-effective amendment to the Registration Statement identifying the underwriter, and thereby providing the required information on the plan of distribution, revising the appropriate disclosures in the Registration Statement, and filing the agreement as an exhibit to the Registration Statement.

Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our company. For instance, an illegal distribution may occur if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling security holders are determined to be underwriters, they may be liable for securities law violations in connection with any material misrepresentations or omissions made in this prospectus.

The shares of common stock offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus and selling security holders may not sell their shares until those shares are qualified or registered under various state Blue Sky laws, or unless an exemption from such qualification or registration is available. Selling security holders and brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. We will not receive any of the proceeds from the sale of those shares being offered.

Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling security holder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling security holder (or other person engaged in the distribution) is no longer a participant in the distribution.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M.
In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.


Item 9.                        LEGAL PROCEEDINGS

There are no legal actions pending against us nor are any legal actions contemplated by us.


Item 10.    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers are elected annually by our board of directors. A majority vote of the directors who are in office is required to fill vacancies on the board. Each director shall be elected for the term of one year and until his successor is elected and qualified, or until his earlier resignation or removal. The directors named above will serve until the next annual meeting of our shareholders or until a successor is elected and has accepted the position.

None of our directors hold directorships in any Securities and Exchange Commission reporting companies. Our directors and executive officers are as follows:

        Names      Age               Positions Held
---------------  ------ -------------------------------------------
Hongwei Zhang      39   CEO, President and Chairman of the Board
Yizhong Wu         47   Vice President, CFO, and Vice Chairman of the Board
Hongyi Zhang       54   Vice President and Vice Chairman of the Board
Hong Bai           43   Vice President and Secretary
Shuliang Lin       55   Director
Zhezhao Li         52   Director
Zhouren Lou        38   Director

Set forth below are the names of our directors and officers, all positions and offices with us held, the period during which they have served as such, and the business experience during at least the last five years:

HONGWEI ZHANG has been served the Company's Chief Executive Officer and President, and Chairman of the Board of Directors since its inception in January 2003. From May 1997 to present, Mr. Zhang also served as Chief Executive Officer and Chairman of Shanghai Oriental Automotive Parts City Co., Limited, a commercial property developer in Shanghai, China. From 1994 to 1997, he was a manager at Shanghai Puwei Commercial Goods & Materials Trading Center Co., Ltd. Mr. Zhang was employed at Shanghai Gaodong Materials Trading Co, Ltd. as a manager. In 1985, Mr. Zhang graduated with a BA degree in business from Hongzhou Business School in Hangzhou, and received his MBA degree in Zhejiang University in 1999.

YIZHONG WU has served as Vice President and Vice Chairman of the Board of the Company since its inception in January 2003. From May 1997 to president, Mr. Wu also serves as Vice President and Vice Chairman of Shanghai Oriental Automotive Parts City Co., Limited, a commercial property developer in Shanghai, China. From 1993 to 1997, he was Deputy General Manager at Shanghai Commercial Material Trading Limited. Prior to joining Shanghai Commercial Material Trading Limited, he was, from 1981 to 1993, employed at Shanghai Bureau of Industrial and Commercial Materials, a Shanghai municipal governmental agency, in various positions, most lately as a director. Mr. Wu received his BA degree at Shanghai University in 1997.

HONGYI ZHANG has been the Company's Vice President and Vice Chairman since January 2003. From 2000 to present, Mr. Zhang also serves Vice President and Vice Chairman of Shanghai Oriental Automotive Parts City Co., Limited, a commercial property developer in Shanghai, China. From 1986 to 1999, he was director of Housing Construction Office, Zabei District, Shanghai, a government agency. From 1999 to 2000, Mr. Zhang served as General Manager of Shanghai Zabei District Housing Construction Co., Limited.

SHULIANG LIN has been elected as a director of the Company since January 2003. From 1999 to present, Mr. Lin serves as Chief Executive Officer and President of Shanghai Gaodong Industrials Co., Limited. Prior to his joining Shanghai Gaodong Industrials Co., Limited, from 1970 to 1990, he was president of Shanghai Gaodong Lacquer Co., Limited, a lacquer maker in Shanghai, China.

HONG BAI has been the Company's Vice President and Secretary since January 2003. Prior to his joining the Company, from 1999 to 2002, Mr. Bai held various positions at Haitong Securities Co., Ltd. in China, from Senior Securities Analyst to branch manager. Mr. Bai received his BS degree from Nanjing University of Technologies in 1982, and MA degree in economics from Fudan University in Shanghai, China, in 1998.

ZHEZHAO LI has been elected as a director of the Company since January 2003. From 1994 to present, Mr. Lee serves as Chief Executive Officer, President, and Chairman of Shanghai Daihua Asset Valuers Co. Limited and President of

Shanghai Daihua Investment Consulting Co., Ltd. From 1993 to 1998, he was a professor and director of Modern Enterprises Institute at Shanghai Finance & Economics University. Mr. Lee graduated with a BA degree from Shanghai Finance & Economics University in 1983, and received his MBA degree in finance at Webster University, St. Louis, MO, in 1998.

ZHOUREN LOU has been elected a director of the Board of Directors of the Company since April 2003. Since 2003 Mr. Lou serves General Manager of Shanghai Puzhiwei Investment Co., Ltd. and President of Shanghai Dongfeng Auto Parts City Co., Ltd. From 2001 to 2003, he was General Manager of Dongfeng Automobile Sales Co., Ltd., and from 1999 to 2001, Mr. Lou served as Deputy Marketing Director of Dongfeng Automobile Group Co., Ltd. From 1998 to 1999, Mr. Lou was Deputy Director of Dongfeng Research Institute for Engineering. Mr. Lou received his BS degree in Qinhua University in Beijing, China, and has studied in China-Europe International Master of Business Administration Program.

Family Relationships

There are no family relationship among our executive officers and directors.

Involvement in Certain Legal Proceedings

None of our officers, directors, or persons nominated for such position, significant employees, or promoters have been involved in legal proceedings that would be material to an evaluation of their ability or integrity, including:

  o    involvement in any bankruptcy;
  o    conviction in a criminal proceeding;
  o    being the subject of a pending criminal proceeding;
  o being the subject of any order or judgment, decree permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; and
  o being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.


Item 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth the security ownership of all of our directors and officers as of December 1, 2003, for (i) each current director and each nominee for director (ii) each of our executive officers, and (iii) all our officers and directors as a group.

    Title        Name and Address         Number of Shares    Percentage
   of Class     of Beneficial Owner      Beneficially Owned  of the Class
-------------- ----------------------   -------------------  ------------
Common Stock     Hongwei Zhang                 25,200,000        70.0%
                 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     Yizhong Wu                     2,160,000         6.0%
                 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     Hongyi Zhang                   2,160,000         6.0%
                 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     Shuliang Lin                   2,149,300         6.0%
                 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     Hong Bai                         360,000         1.0%
                 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     Zezhao Li                        380,000         1.1%
                 98 Lu He Road, 17th Floor
                 Shanghai, 200001, China

Common Stock     Zhuren Lou                             0           0
                 c/o 1926 Cao An Road
                 Shanghai, 201824, China

Common Stock     All Directors and Executive   32,409,300        90.0%
                 Officers as a group (7 persons)
----------------------------------------------------------------------------
To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in our control. As of the date of this registration statement, no options, warrants r rights to acquire shares have been granted. None of the officers and/or directors has any right to acquire additional shares of the Company.

Security Ownership of Certain Beneficial Owners

Other than management as mentioned above, there are no persons who are known to us to be beneficial owners of more than 5% of our outstanding common shares.

Changes in Control

There are no arrangements that management is aware of that may result in changes in control as that term is defined by the provisions of Item 403(c) of Regulation S-B.


Item 12.                DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.1 per share, of which there are 36,000,000 issued and outstanding and 20,000,000 shares of preferred stock, par value $0.1 per share, of which none have been designated or issued.

Common Stock

All of our authorized voting common shares are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the board of directors.
Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available thereform. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. Our board of directors may from time to time declare and authorize payment of dividends, as she may deem advisable. All dividends on shares shall be declared and paid according to the number of shares held. No dividends have been declared since incorporation.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock

Our board of directors is authorized, without further action by the holders of the outstanding common stock, to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plan to issue any preferred stock.

Shares Eligible for Future Sale

As of the date of this prospectus, we have 36,000,000 shares of common stock issued and outstanding. Of these shares:

     o 7,565,350 shares are being registered for sale under this prospectus. Of these shares, 3,974,650 shares are held by our affiliates and are subject to restrictions on re-sale as provided in Rule 144.

     o 28,434,650 shares are held by our affiliates and are subject to restrictions on re-sale as provided in Rule 144.

In general, pursuant to Rule 144 a shareholder who has beneficially owned for at least one year shares privately acquired, directly or indirectly, from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who hold shares (whether or not they are registered) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding common stock; or
(ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, if greater. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company. Pursuant to Rule 144(k) a shareholder, who is not an affiliate of the Company, and who has beneficially owned shares for at least two years, may sell all of such shareholder's shares without being subject to the volume limitations of Rule 144. These descriptions are general in nature and shareholders should consult their own advisors.

No predictions can be made with respect to the effect, if any, that public sales of common stock or the availability for sale of shares that are currently restricted will have on the market price of our common stock if a market is established for our shares. Sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock and our ability to raise capital through sales of its equity securities.

Options and Warrants

We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our Board of Directors may later determine to authorize options and warrants for the Company.

Dividend Policy

We have not previously paid any dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future are those restrictions imposed by State Laws. Under Delaware corporate law, no dividends or other distributions may be made which would render a company insolvent or reduce assets to less than the sum of its liabilities, plus the amount needed to satisfy any outstanding liquidation preferences.

Reports to Shareholders

We plan to furnish to our shareholders annual reports containing audited financial statements, examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our shareholders, as it deems appropriate.


Item 13.            INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements for the three-month period ended September 30, 2003 and for the period from January 28, 2003 (inception) to September 30, 2003 (unaudited) were reviewed by, and our financial statements for the period from January 28, 2003 (inception) to February 28, 2003 included in this prospectus, has been audited by, Grace T. Fan, CPA, LLC, Edison, New Jersey, as our independent auditors, as set forth in their reports appearing in this prospectus and are included in reliance upon such report given based upon the authority of such firm as experts in accounting and auditing.

The validity of the issuance of the shares of our common stock offered hereby has been passed upon for us by John Z. Huang, Attorney at Law, 20 N. Clark Street, Suite 1700, Chicago, IL 60602.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, Director, Officer, or employee.


Item 14.     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                      FOR SECURITIES LIABILITIES

Our Certificate of Incorporation permits the Company to indemnify each person who is or was a director or officer of the Company to the fullest extent permitted by Delaware corporation law and any current or future legislation or judicial or administrative decision, against all fines, liabilities, costs and expenses, including attorney's fees, arising from claims against such persons in connection with their acting as a director or officer of the Company. We may maintain directors and officers liability insurance, at its expense, to mitigate such exposure.

Costs, legal fees, and expenses (including attorney's fees) incurred by an indemnified party may be advanced by the Company prior to a final disposition thereof upon receipt of an undertaking from the indemnified party to repay such amounts advanced if it is ultimately determined that such person is not entitled to such indemnification from the Company.

If this indemnification or any portion of it is invalidated on any grounds by a court of competent jurisdiction, the Company nevertheless shall indemnify each such person to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be afforded to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.


Item 15.            ORGANIZATION WITH LAST FIVE YEARS

The Company was originally incorporated in the State of Delaware on August 30, 2002 under the name of Brook Industries Corp ("Brook"), which was formed as a blank check company for the purpose of seeking to complete a merger or business acquisition transaction. Since inception Brook had conducted virtually no business operations, other than organizational activities and preparation and filing of a registration statement on Form 10-SB with the Securities and Exchange Commission. Brook conducted no businesses until April 8, 2003 when Brook issued 35,900,000 shares of its common stock to acquire all capital stock of Oriental Automotive Parts Development Co., Ltd., an operating company incorporated in Shanghai, China ("Oriental").

As a result of the acquisition, the former shareholders of Oriental received a substantial majority of the capital shares of the Company and the control of the board of directors. The acquisition was accordingly accounted for as a reverse merger. Prior to the acquisition, Brook had 5,000,000 shares of common stock issued and outstanding. Immediately prior to the acquisition, the sole shareholder of Brook returned 4,900,000 shares of Brook's common stock for retirement. Following the reverse merger, the management of Oriental became the management of the merged company, and the name of the Company was changed to "Oriental Automotive Parts Development (China) Co., Ltd.", and the total number of authorized capital shares of the Company was increased to 100,000,000 shares, consisting of 80,000,000 shares of common stock with par value of $0.1, and 20,000,000 shares of preferred stock with par value of $0.1. As a result of the reverse merger, the historical operations of Oriental are represented as historical operations of the Company.

Oriental was incorporated on January 28, 2003 under the laws of the People's Republic of China. In July 1997, the principal shareholders of Oriental formed a company named " Shanghai Oriental Automotive Parts City Co., Limited" ("Shanghai Oriental") to engage in the business of ownership, development, leasing and management of real commercial properties in Shanghai, China. In January 2003, Shanghai Oriental was reorganized for the purpose of improving its capital structure and allowing its shareholders more flexibility to raise funds. As a result, a group of Shanghai Oriental's shareholders, led by Hongwei Zhang, our CEO, President, and the controlling shareholder, purchased a portion of Shanghai Oriental's assets, properties and businesses from the original shareholders of Shanghai Oriental, valued at approximately US $4.35 million. Following the reorganization, a new company, "Oriental Automotive Parts Development Co., Ltd.", was then established on those purchased assets, properties and businesses.

On August 30, 2002, in connection with the incorporation of the Company, we issued 5,000,000 shares of our common stock to Hong Ding as consideration for her services as promoter.

As mentioned above, on April 8, 2003, we entered into a Stock Purchase Agreement with Oriental Automotive Parts Development Co., Ltd. ("Oriental"), by which we issued an aggregate of 35,900,000 shares of our common stock to fourteen original shareholders of Oriental in a reverse merger transaction in exchange for all of their capital shares of Oriental. Of those shares, Mr. Hongwei Zhang, our CEO and President, as principal shareholder of Oriental, received 25,200,000 shares of our common shares, each of Mr. Yizhong Wu, our Vice president and CFO, Mr. Hongyi Zhang, our Vice President, and
Mr. Shuliang Lin, our director, received 2,160,000 shares, and Mr. Hong Bai, our Vice President and Secretary, received 360,000 shares of our common stock. Immediately prior to the transaction, Hong Ding returned 4,900,000 shares of the common stock she owned for retirement.

Currently, there are no contemplated transactions that we may enter into with our officers, directors or affiliates. If any such transactions are contemplated we will file such disclosure in a timely manner with the SEC on the proper form making such transaction available for the public to view.


Item 16.                     DESCRIPTION OF BUSINESS

Our Business

We operate two business segments: (i) commercial real estate operations, which acquires, develops and manage suburban commercial real properties, and these real properties are then leased to automobile dealers, specialty retailers of automotive parts and accessories under long-term leases; and (ii) automobile sales and auto parts retail operations, which sells brand new automobiles, automotive parts and accessories to individuals and corporate customers. A majority of our gross profits are currently derived from income on real properties leasing and management. We are a traditional corporation rather than a real estate investment trust.

Our primary business is to acquire, develop, and manage commercial real properties, and then lease to automobile dealers and other auto parts and accessories retailers. The purpose of our ownership in real properties is primarily for income, not for possible capital gains. In addition to property management, we also provide our corporate tenants with single-point solutions to all of their commercial services needs, such as commercial registration, storage services, marketing and advertising, logistic support, auto parts testing, ratification services, salesperson training, accounting, and tax return assistance, by which we receive management fee or consulting fees. We position us as a full service retail automotive parts and accessories merchandise mart developer and manager.

We own three floors (from the first floor to the third) of commercial spaces in a five-story commercial building on a 43,100 square foot of land constructed thereon located near transportation corridors in the northwestern suburbs of Shanghai, China. The commercial spaces in the building are leased to automobile dealers, automotive parts and accessories retailers under long-term, mostly three-year, leases. As of September 30, 2003, we managed approximately 61,400 square feet of commercial properties, which were leased to automobile dealers and other auto parts and accessories retailers. Our rental properties provide us with a relatively stable source of revenues. Currently a majority of our gross profits are derived from income on real properties leasing and management.

Our commercial real properties are leased to corporate tenants under net leases. A net lease generally requires tenants to pay operating expenses relating to the leased properties including maintenance, real estate taxes, property insurance and utilities. We perform all property management, accounting, finance, marketing and advertising activities for those automobile dealers and other auto parts and accessories retailers in exchange for certain amount of management or consulting fees.

To a lesser extent, beginning in July 2003, we are also in the business of retail sales of auto parts and accessories, primarily serving do-it-yourself customers and, to a lesser extent, commercial customers. We have only one retailer store, which carries an extensive product line for domestic and imported cars, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items and accessories, with nationally known brand names, as well as private label automotive parts. We do not provide automotive repair or installation services.

The following table shows some of the types of products we sell:

     Hard Parts        Maintenance Items        Accessories
-------------------  ----------------------    ---------------
Alternators           Antifreeze                Air Fresheners
Brake Drums, Rotors   Belts and Hoses           Decorative Lighting
Brake Shoes and Pads  Oil and Fuel Additives    Dent Filler
Carburetors           Oil, Air and Fuel Filters Floor Mats
Clutches              Power Steering Fluid      Lights
Engines               Shock Absorbers           Neon
Mufflers              Spark Plugs               Mirrors
Starters              Transmission Fluid        Paint
Struts                Wash and Wax Chemicals    Seat and Steering Wheel Covers
Water Pumps           Windshield Wipers         Tools

We are currently applying for government license to be an automobile dealer. After receiving the permit, we intend to start to sell brand new automobiles as well.

We focus on growing our business with large corporate tenants with long-term contracts, and on commercial tenant relationships by providing a single service and later expand these relationships by anticipating and satisfying the tenants' other specific service requirements. By offering a full array of services, we are able to become highly integrated into our tenants' operations, and earn more revenues.

The objective of our property management business is to enhance our tenants' investment values by maintaining high levels of occupancy and lowering operating costs by offering a wide range of property management services. The property management services offered by the Company consist of (i) building management services such as maintenance, landscaping, security, energy management, property insurance, life safety, environmental risk management and capital repairs; (ii) tenant relations services such as promotional activities, processing tenant work orders and lease administration services;
(iii) coordinating tenant finish; and (iv) related financial management services including tax returns, financial reporting and analysis.

We typically receive quarterly management fees for the property management services we provide, based upon a specified percentage of the gross income generated from the property under management. In certain cases, our property management agreements entitle is to receive the greater of a minimum agreed-upon base fee or a fee based upon monthly gross income. The amount of the management fee varies depending upon market conditions, the leasing engagement, arrangements for expense reimbursements and specific services required. We also may be reimbursed for a portion of its administrative costs directly attributable to the properties under management.

We believe that all of our real properties are in material compliance with all relevant laws, ordinances and regulations.

Industry Overview

We operate within the large and growing Chinese automotive aftermarket industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks (pickup trucks, vans, minivans and sport utility vehicles). The automotive aftermarket industry in China is still in its initial stage of development, and growth will continue, driven by lower auto prices, improved models, rising income levels, better road systems and most importantly, the increased availability of auto financing.

The automotive aftermarket industry is generally grouped into two major categories DIY (do-it-yourself) and DIFM (do it for me). The DIY category represents sales to consumers who maintain and repair vehicles themselves.
DIY category is generally characterized by stable, recession-resistant demand because the DIY customer is more likely to delay a new vehicle purchase during a recession. The DIFM category represents sales to professional installers, such as independent garages, service stations and auto dealers. DIFM parts and services are typically offered to corporate vehicle owners and those individual customers who are less price sensitive or who have little knowledge of how to repair their own vehicles.

The commercial real properties owned by us may be considered a trade mart. Trade marts are facilities that allow wholesalers, principally manufacturers and their sales agents and retailers (collectively "tenants") offer their goods to a broad range of customers at a single location. Trade marts offer wholesalers and retailers permanent showrooms for year round exhibition of their products. By committing to permanent space, in addition to having the availability of a year round sales facility, a tenant has the ability to construct significant tenant improvements and is assured of a specific location and the ability to participate in the trade shows held at the trade mart during the lease term. Additional temporary exhibit spaces are made available to tenants during specific trade shows. Buyers attend trade shows because they offer the opportunity to view and compare the latest auto products of numerous tenants in a time and cost efficient manner. Many individual and corporate customers cannot afford to visit numerous wholesalers and retailing locations, they most likely go to a specific trade mart to complete their shopping. This kind of situation occurs all the time around in China. For these reasons, we believe that trade marts represent an essential buying opportunity for many retail purchasers.

A trade mart is generally located in a place that offers convenient transportation and adequate infrastructure to support a large number of attendees. Trade marts are typically prominent in China in industries in which products are non-standardized, change frequently or require physical inspection before purchase. The success of a trade mart depends both upon the breadth of merchandise offered and participation by a significant group of buyers.

The success of a particular trade mart depends upon its ability to attract tenants of a broad range of merchandise, which in turn attracts a substantial number of buyers. Similarly, a tenant of merchandise seeks the opportunity to sell its products to the broadest number of buyers. Accordingly, the Company markets to both tenants and buyers.

We believe there are several key factors driving performance in the automotive aftermarket industry. These include (i) increases in the average number of miles driven per vehicle each year, (ii) increases in the average age of cars on the road, and (iii) an increase in the average ticket price of repair services. We believe these trends will continue to support our business operations in the industry.

Business Strategy

Our primary business strategy is to actively manage our commercial real estate properties to achieve gains in rental rates and occupancy, control operating expenses and to maximize income from ancillary operations and services. When market conditions permit, we may also selectively develop or acquire new properties in Shanghai or nearby cities that add value and fit strategically into our portfolio.

Quality Service and Tenant Satisfaction. We strive to provide quality service through our multidisciplinary operating approach resulting in timely responses to our tenants' needs. Our seasoned on-site teams interact and resolve issues relating to tenant satisfaction and day-to-day operations.

Developing Brand Name Recognition and Consumer Loyalty Towards Our Trade Mart Through Certain Promotional Events. We seek to develop brand name recognition and consumer loyalty towards our trade mart through certain promotional events. Furthermore we are implementing a promotional program designed to increase traffic in our trade mart. Promotional and marketing activities in our trade mart have benefited from the consolidated management. By consolidating the promotion and marketing activities of our tenants, we have been able to benefit from economies of scale and achieve better terms when negotiating with advertising companies, media outlets, and other entities that we use to promote our trade marts.

Expand Existing Product Lines. Our goal is to become a cross-category buying destination where buyers can satisfy their buying requirements in a short period of time rather than having to travel to a number of different shopping places. This will facilitate cross-selling opportunities and buying efficiency.

Stabilizing Portfolio Occupancy. We believe that we have been successful in attracting, expanding and retaining a diverse tenant base by actively managing our properties with an emphasis on tenant satisfaction and retention. Our in-house leasing teams continuously monitor the market to identify strong prospective tenants who are in need of new or additional space. We also strive to be responsive to the needs of existing tenants through our on-site professional management staff and by providing them with alternative space within our portfolio to accommodate their changing space requirements.

Cost Control Management and Systems. We plan to continue controlling our operating expenses through active management at all of our properties. We focus on cost control in various areas of our operations. We continuously monitor the operating performance of our properties and employ energy enhancing and expense recovery technologies when appropriate. These system enhancements include: lighting retrofits; replacement of inefficient heating, ventilation and air conditioning systems; automated security systems that allow us to provide security services to our tenants at a lower cost; enhancement of billing systems, which enable us to more efficiently recover operating expenses from our tenants; and on-going preventive maintenance programs to operate our building systems efficiently, thereby reducing operating costs.

External Growth. We believe in the sound fundamentals, diversity and potential of the metropolitan Shanghai commercial real estate market, and we intend to continue to focus our resources primarily in this region. We have assembled a management team that has extensive experience and knowledge in this market that we believe provides us with a competitive advantage in identifying and capitalizing on selective development, renovation and acquisition opportunities.

Subject to capital availability and market conditions, our approach is to seek development, renovation and acquisition opportunities where the following conditions exist: low vacancy rates; opportunities for rising rents due to employment growth and population movements; a minimal amount of developable land; and significant barriers to entry due to constraints on new development, including strict entitlement processes, height and density restrictions or other governmental requirements.

Marketing and Advertising

We seek out tenants through targeted mailings and personal contacts. We provide many services which are important to the tenants to attract them to our facilities. Such services and promotions are described in marketing materials prepared by us and mailed directly to prospective tenants. We believe our marketing efforts to attract tenants are important to tenants who evaluate a trade mart based, among other things, upon the number of buyers who visit it.

We financed certain promotions. The cost of conducting these promotional and marketing activities is largely financed through the tenants' contributions and through third-party sponsorships. We also work with individual tenants to establish specific promotional activities to help improve the tenant's financial performance at tenant's own expenses.

Competition

We compete with other developers and operators of trade mart properties to attract tenants to our properties and obtain suitable land for development. Ownership of competing properties is currently diversified among many different types, from public traded companies and institutional investors to middle and small enterprises. No one developer or group of developers currently dominate or significantly influence the markets in which we operate.

The commercial real property leasing business in China is highly competitive and we compete with numerous entities engaged in real estate activities, some of which may have greater financial resources than us. Management believes that success against such competition is dependent upon the geographic location of the property, the performance of the property managers in areas such as marketing, collection and control of operating expenses, the amount of new construction in the area, and the maintenance and appearance of the property. Additional competitive factors with respect to commercial properties are the ease of access to the property, the adequacy of related facilities, such as parking, and sensitivity to market conditions in setting rent levels. We believe that the quality services and individualized attention that we offer our tenants, together with its active preventive maintenance program and superior building locations within markets, enhance our ability to attract and retain customers for its trade mart properties.

Because our trade mart is located in a developed and highly populated area, there are competing trade marts within, or in close proximity to, our targeted areas. The number of trade marts in a particular area could have a material effect on our ability to lease space in our trade marts and on the amount of rent that we are able to charge. We believe that due to the limited availability of large plots of land and zoning restrictions in Shanghai, it will be difficult for other companies to compete with us in areas through the development of new trade mart properties.

Insurance

We have comprehensive general liability insurance that it we believe are appropriate for a company in the lines of business in which it operates. We will use its discretion in determining the amounts, coverage limits and deductibility provisions of appropriate insurance coverage on our properties and operations at a reasonable cost and on suitable terms. We believe that the insurance coverage for our properties is adequate.

Patents and Trademarks

We currently own no patents, trademarks, licenses or franchises which are material to our business.

Environmental Liability

Various national, provincial and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In our role as a property owner and operator, it could be held liable as an operator for such costs. Such liability may be imposed without regard to the legality of the original actions and without regard to whether we knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. There can be no assurance that any of such liabilities to which we may become subject will not have a material adverse effect on our business and results of operations.

Employees

Currently we have 22 full-time employees, including three in property development, five in tenant services and materials management, four in sales and marketing, two in accounting, and eight in executive and administrative functions. None of our employees are represented by trade unions. We consider our employee relations to be satisfactory.


Item 17.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following management's discussion and analysis contains "forward-looking statements" that involve risks, uncertainties, and assumptions. These statements may be identified by the use of terminology such as "believes," "expects," "may," "should," or "anticipates," or similar expressions. They should be read with our financial statements and related notes appearing elsewhere in this prospectus. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" beginning on page 7 and elsewhere in this prospectus.

General

We own certain commercial real properties in Shanghai, China, and these properties are leased to automobile dealers, specialty retailers of automotive parts and accessories under long-term leases. The purpose of our ownership in real properties is primarily for income, not for possible capital gains.
In addition to property management, we also provide our tenants with single-point solutions to all of their commercial services needs, such as commercial registration, storage services, marketing and advertising, logistic support, auto parts testing, ratification services, salesperson training, accounting, and tax return assistance, by which we receive management fee or consulting fees. Currently a majority of our gross profits are derived from income on real property leasing and management.

Our leases are typically structured for terms of three years. Leases typically contain provisions permitting tenants to renew expiring leases at prevailing market rates. Approximately 95% of our total rentable square footage is under full service gross leases under which tenants typically pay for all real estate taxes and operating expenses above those for an established base year.

We are responsible for supplying each tenant with the electrical power connection and provision, a main telephone switchboard, central air conditioning connection and a connection to a general fire detection system. Each rental unit is connected to these systems. Each tenant is responsible for completing all the necessary installations within its own rental unit. These direct expenses generally include: electricity, water, gas, telephone and air conditioning. Tenants must also pay for a percentage of total charges and general taxes related to the maintenance of the common areas. We determine this percentage based on the tenant's gross leasable area and the location of its store. The common area expenses include, among others, administration, security, operations, maintenance, cleaning and taxes.

Each tenant leases its rental unit as a shell without any fixtures. Each tenant is responsible for the interior design of its rental unit. Any modifications and additions to the rental units must be pre-approved by us. We have the option to decide tenants' responsibility for all costs incurred in remodeling the rental units and for removing any additions made to the rental unit when the lease expires. Furthermore, tenants are responsible for obtaining adequate insurance for its rental unit, which must include, among other things, coverage for fire, glass breakage, theft, flood, civil liability and workers' compensation.

In July 2003, we began to retail sales of auto parts and accessories, primarily serving do-it-yourself customers and, to a lesser extent, commercial customers. We have only one retailer store, which carries an extensive product line for domestic and imported cars, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items and accessories, with nationally known brand names, as well as private label automotive parts. We do not provide automotive repair or installation services.

We are currently applying for government license to be an automobile dealer. After receiving the permit, we intend to start to sell brand new automobiles as well.

Results of Operation from January 28, 2003 (Inception) to September 30, 2003

Net Sales. For the period from January 28, 2003 (inception) to September 30, 2003, the Company generated net sales of $2.68 million, of which $1.78 million, or 66.4%, were from retail sales of automobiles parts and accessories, and approximately $796,123, or 29.6%, was from rental income. During the quarter ended September 30, 2003, the Company began its retail sales of automobiles parts and accessories. Prior to that, rental income and certain management fees, are only source of the Company. The rental income of the Company has been relatively stable at approximately $110,000 a month.

Operating Expenses. For the period from January 28, 2003 (inception) to September 30, 2003, the Company's total operating expenses, primarily consisting of selling, general and administrative, were $211,131, of which $121,767, or approximately 57.7%, was depreciation and amortization expenses on the Company's property and equipment, $7,222, or 3.4%, was selling expenses.

Interest Expenses and Provision for Income Taxes. In addition to general and administrative expenses, for the period from January 28, 2003 (inception) to September 30, 2003, the Company also incurred interest expense of $61,803, and provision for income taxes of $43,891.

Net Income. For the period from January 28, 2003 (inception) to September 30, 2003, the net income of the Company was $583,327, or $0.016 per share.

Liquidity and Capital Resources

Since inception, we have funded our operations primarily by cash generated from operations and with short-term borrowings. At September 30, 2003, we had cash balance of $272,821.

For the period from January 28, 2003 (inception) to September 30, 2003, our operating activities provided $759,956 of net cash, investing activities used $6.65 million of net cash, of which $4.14 million was used to acquire a commercial building and improvements, and $1.15 million of cash was used to invest in two real estate projects, and $1.13 million was used to set up a joint enterprise in Hangzhou, China. For the period ended September 30, 2003, our financing activities provided $6.16 million of net cash to us, of which $4.35 million was from shareholders' capital contribution, and $1.81 million was from short-term loan.

We believe that our current cash and cash equivalents and cash generated from operations will meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash in the future to meet the needs of increased business activities and acquisition of additional property and equipment. If we are unable to generate adequate operating cash flows, we may need to seek additional sources of capital through equity or debt financing, collaborative or other arrangements with other companies, bank financing and other sources in order to realize our objectives and to continue our operations. There can be no assurance that we will be able to obtain additional debt or equity financing on terms acceptable to us, or at all.

Item 18.                 DESCRIPTION OF PROPERTY

We own three floors (from the first floor to the third floor) of spaces, approximately 61,400 square feet of gross leasable area, in a five-story commercial building, located at 1926 Cao An Road, Shanghai, 201824, China, which we use in the operations of our business.

We also lease additional office spaces in the same building as our executive offices. Lease payments are approximately $733 per month. The lease expires on December 31, 2005. We believe that the executive office spaces we currently rent are large enough for our business for the next twelve months.


Item 19.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our executive officers and directors, including Hongwei Zhang, our CEO, President and Chairman of the Board, Yizhong Wu, our Vice President, CFO and a director, Hongyi Zhang, our Vice President and a director, and Hong Bai, our Vice President and Secretary, are currently serving as executive officers and/or directors of Shanghai Oriental Automotive Parts City Co., Ltd ("Shanghai Oriental"). This may create a time conflict of interest between their current business ventures and our affairs. Although the business objectives of Shanghai Oriental are different from ours, our executive officers and /or directors mentioned above may devote only a limited time to our business, and may continue to do so in future, which may negative affect our revenues and potential profitability. As a result, conflicts of interest may arise that can be resolved only through their exercise of judgment in a manner which is consistent with their fiduciary duties to the Company. Each of them anticipates devoting a minimum of fifteen to twenty hours per week of his business hours to our business activities. If and when the business operations increase and a more extensive time commitment is needed, they are prepared to devote more time to the Company's affairs, in the event that becomes necessary. However, should such a conflict arise, there is no assurance that they would not attend to other matters prior to those of ours. To date we have not formulated a policy for the resolution of such conflicts.

Currently, there are no contemplated transactions that we may enter into with our officers, directors or affiliates. If any such transactions are contemplated we will file such disclosure in a timely manner with the SEC on the proper form making such transaction available for the public to view.


Item 20.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to seek listing on the "Over-The-Counter" Bulletin Board administered by the NASD (the "OTCBB"). We cannot guarantee that our shares will be listed on the OTCBB or any other exchange. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will develop. At the date hereof, there are no options or warrants outstanding to acquire any of the Company's securities. The Company is registering 7,565,350 outstanding shares of common stock.

We have no shares of our preferred stock outstanding.

Penny Stock Considerations

The Securities and Exchange Commission has adopted rules that regulate broker dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Holders

As of the date hereof, we had 116 holders of record of our stock. We have one class of stock outstanding.

Transfer Agent

We intend to contract with a transfer agent within the next two to six months. The Board of Directors reserves the right to contract with any qualified transfer agent.

Dividends

We have not declared any cash dividends on our stock since our inception and do not anticipate paying such dividends in the foreseeable future.


Item 21.                 EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our Chief Executive Officer for the period from January 28, 2003 (inception) to September 30, 2003 and other officers who received compensation in excess of $100,000 during the fiscal year. In accordance with Item 402(a)(5) of the Regulation S-B, we have omitted certain columns from the table required by Item 402(b).

                       Summary Compensation Table

Name and Principal Position       Year              Salary
----------------------------    ---------     --------------------
Hongwei Zhang                     2003              $7,246
CEO & President

The salary earned by Mr. Hongwei Zhang indicated above is his annual salary, RMB $60,000, or approximately US $7,246 per year.

We have a two-year standard employment agreement with each of our employees, including our executive officers. The agreements provide for an annual base salary of RMB $48,000 (approximately US $5,804) or Yizhong Wu, our Vice President and Chief Financial Officer, RMB $48,000 (approximately US $5,804) for Hongyi Zhang, our Vice President, RMB $42,000 (approximately US $5,078) for Hong Bai, our Vice President and Secretary. There are no severance provisions in the standard employment agreement.

We do not presently have a stock option plan. However, in the future, we may develop an incentive-based stock option plan for our officers and directors.

There are no automobile lease agreements or key man life insurance policies that are to the benefit of our executive officers, in which we would make such payments. There are no standard or other arrangements in which our directors are compensated for any services as a director, including any additional amounts payable for committee participation or special assignments.

HOW TO OBTAIN MORE INFORMATION ABOUT US

We are subject to the informational requirements of the Securities Exchange
Act of 1934, as amended, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission 's web site is http://www.sec.gov.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

Item 22.                FINANCIAL STATEMENTS

The audited financial statements for the period from January 28, 2003 (inception) to February 28, 2003, and the unaudited financial statements for the period form January 28 (Inception) to September 30, 2003 are included herein.

(1) The audited financial statements of Shanghai Oriental for the period from January 28, 2003 (inception) to February 28, 2003 are filed herewith.


                         INDEPENDENT AUDITOR'S REPORT


To the Stockholders and
Board of Directors of
Oriental Automotive Parts Development (China) Co., Ltd.

We have audited the accompanying balance sheet of Oriental Automotive Parts Development (China) Co., Ltd. as of February 28, 2003, and the related statements of income, changes in stockholders' equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oriental Automotive Parts Development (China) Co., Ltd. as of February 28, 2003 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles in the United States of America.


/s/ Grace T. Fan, CPA, LLC
---------------------------
Grace T. Fan, CPA, LLC

Edison, New Jersey
April 11, 2003

              ORIENTAL ATOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                                 BALANCE SHEET
                               February 28, 2003

                                    ASSETS

CURRENT ASSETS
Cash.....................................................     $  2,019,718
Loan receivable, current portion.........................           12,096
Prepaid rent.............................................              773
Prepaid taxes............................................            6,112
                                                              ------------
  TOTAL CURRENT ASSETS...................................        2,038,678

PROPERTY AND EQUIPMENT
Building and improvements................................        4,148,243
Office equipment.........................................            1,657
Office furniture & fixtures..............................              261
                                                             -------------
  Total property and equipment...........................        4,150,161
  Less: accumulated depreciation and amortization........          (9,525)
                                                             -------------
  NET PROPERTY AND EQUIPMENT.............................        4,140,637

OTHER ASSETS
Loan receivable, long-term portion.......................           24,192
Investment in real property..............................          338,684
                                                             -------------
  TOTAL OTHER ASSETS.....................................          362,875
                                                             -------------
TOTAL ASSETS.............................................     $  6,542,211
                                                             =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Unearned revenue.........................................     $    207,362
Taxes payable............................................           29,059
Note payable - due within one year.......................        1,814,377
Other accounts payable...................................            2,826
Tenants' security deposits...............................           52,012
                                                             -------------
  TOTAL CURRENT LIABILITIES..............................        2,105,636

STOCKHOLDERS' EQUITY
Capital contribution.....................................        4,354,505
Retained earnings........................................           82,070
                                                            --------------
  TOTAL STOCKHOLDERS' EQUITY.............................        4,436,575
                                                            --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............     $  6,542,211
                                                            ==============


             The accompanying notes to financial statements are an
                     integral part of these statements

         ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                          STATEMENT OF INCOME
        For the Period from January 28, 2003 to February 28, 2003



SALES...................................................     $     128,334
Less: Sales Taxes.......................................            17,624
                                                             -------------
GROSS PROFIT............................................           110,710

General and administrative expenses.....................            22,125
                                                             -------------
INCOME FROM OPERATIONS..................................            88,584

OTHER INCOME (EXPENSES)
 Interest expense.......................................             (472)
                                                             -------------
INCOME BEFORE INCOME TAX PROVISION......................            88,112
 Provision for income taxes.............................             6,043
                                                             -------------
NET INCOME..............................................      $     82,070
                                                             =============


       The accompanying notes to financial statements are an integral part of these statements

            ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   For the Period Ended February 28, 2003



                                                                  Total
                                                              Stockholders'
                       Common Stock     Retained Earnings        Equity
                      ----------------  ------------------  ---------------
Balance,
 January 28, 2003     $           -       $           -       $          -

Capital Contribution      4,354,505                   -          4,354,505

Net Income                       -               82,070             82,070

Balance,
 February 28, 2003    $   4,354,505        $     82,070       $  4,436,575
                      =============        =============      ============


       The accompanying notes to financial statements are an integral part of these statements


           ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                         STATEMENT OF CASH FLOWS
                  For the Period Ended February 28, 2003


CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.............................................       $     82,070
Adjustments to reconcile net income to net
 Cash provided by operating activities:
  Depreciation and amortization........................              9,525
  Change in operating assets and liabilities:
   Prepaid rent........................................              (773)
   Prepaid taxes.......................................            (6,112)
   Unearned Revenue....................................            207,362
   Taxes payable.......................................             29,059
   Other accounts payable..............................              2,826
   Tenants' security deposits..........................             52,012
                                                              ------------
   Net cash provided by operating activities...........            375,968

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan receivable........................................           (36,288)
Purchase of office equipment and furniture.............            (1,918)
Acquisition of building and improvements...............        (4,148,243)
Investment in real property............................          (338,684)
                                                             -------------
   Net cash used in investing activities...............        (4,525,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed from short-term loan...........................          1,814,377
Capital contribution from shareholders.................          4,354,505
                                                             -------------
   Net cash provided by financing activities...........          6,168,882

Net increase in cash and cash equivalents..............          2,019,718

CASH, beginning of period..............................                  -

CASH, end of period....................................      $   2,019,718
                                                             =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for income taxes.............................      $       6,042
                                                             =============

Cash paid for interest.................................      $         120
                                                             =============


   The accompanying notes to financial statements are an integral part of these statements

            ORIENTal AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                           Notes to Financial Statements
                               February 28, 2003

(1) DESCRIPTION OF BUSINESS AND RISKS

    (a) General

    Oriental Automotive Parts Development (China) Co., Ltd. (the Company) was incorporated in the People's Republic of China on January 28, 2003 under the name of Shanghai Oriental Automotive Parts Development Co., Ltd. The Company is primarily in the business of acquiring, developing and managing suburban commercial real estate properties in Shanghai, China, and leasing to automobile dealers, specialized retailers of automotive parts and accessories. To lesser extent, the Company also sells new automobiles, auto parts and accessories to individuals and corporate customers as well as engages in business consulting services.

    (b) Risks and Uncertainties

    The Company is a relatively new entity since its incorporation in January 2003. The main source of the Company's revenue is limited to its rental income and consulting services at this stage. The auto sales related business has not been developed to ensure a steady stream of income.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    (b) Property and Equipment

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of assets in service. Depreciation expense relating to property and equipment was $9,525 for the period ended February 28, 2003. Maintenance and major repair are capitalized and amortized over the anticipated period of benefit.

    (c) Revenue and Expenses

    The Company's financial statements are prepared using the accrual method of accounting. Revenue is recognized in the period in which it is earned and expenses are recognized in the period in which they are incurred.

    The unearned revenue of $207,362 in the balance sheet represents the rental income received but not earned as of February 28, 2003 as rents are collected at the beginning of each quarter.

    (d) Income Taxes

    According to stipulations of local tax authority, the Company is a private run enterprise. Its income tax is calculated as 1.8% of its sales revenue, of which 1% is business income tax and 0.8% is investor's individual income tax.

    (e) Significant Customers

    Significant customer information is as follows:

                                                  % of Total Revenues
                                                  --------------------
       Shanghai Yiyun Logistics Co., Ltd.                 43.27%
       Shanghai Yiyang Auto Consulting Ltd.               13.67%
       Shanghai Orient Management Co., Ltd.               15.49%
       Shanghai Auto Parts Co., Ltd.                      27.57%

    (f) Fair Value of Financial Instruments

    The current carrying value of the Company's cash, accounts receivable, and notes payable approximates their fair values at February 28, 2003.

(3)  RELATED-PARTY TRANSACTIONS

    The Company rents its office space from a related party, Shanghai Orient Auto Parts Co., Ltd. under a three-year lease. The President of the Company also serves as the President of Shanghai Orient Auto Parts Co., Ltd.

(4) LOAN RECEIVABLE

    The Company has a loan receivable from Shanghai Yiyun Logistics Co., LTD. (the Borrower) in the amount of $36,288 of which one third of balance is due annually and the loan will be paid in full in 2005. This is an interest free financing arrangement under the condition of a three-year consulting contract signed between the Company and the Borrower. The Borrower agrees to pay the Company a consulting fee of $ 42,093 which is payable quarterly starting from January 2003 to December 2005. In addition, the Borrower is a current tenant who occupies the second and third floors of the Company's building.

(5) INVESTMENT IN REAL PROPERTY

    The Company signed a memorandum with Shanghai Mingzhu Logistics Co., Ltd. (Shanghai Mingzhu) to invest total of $423,355 for the development of a commercial rental property located at No. 35 Dingbian Road in Shanghai, China. The initial investment of $338,684 has been made as of February 28,

    2003 while the final investment of $84,671 is disbursed in March 2003. According to the agreement, the Company will be a capital investor while Shanghai Mingzhu provides the land and is in charge of operation. The Company and Shanghai Mingzhu will share the net profit at 70%/30% ratio.

(6) SHORT-TERM LOAN FROM BANK

    On February 27, 2003, the Company borrowed a commercial loan of $1,814,377 from Bank of Shanghai, Zhenxin Branch, secured by business property of Shanghai Mingzhu Logistics Co., Ltd. The loan expires on February 26, 2004
    and bears a monthly interest of 4.8675%, which is   payable quarterly.

(7) TENANTS' SECURITY DEPOSITS

    As of February 28, 2003, the Company received the security deposits from its tenants as follows:

                       Tenants                         Security
      -----------------------------------------      ---------------
      Shanghai Yinyun Logistics Co., Ltd.              $   24,192
      U-Autoparts (Shanghai) Co., Ltd.                     24,192
      Shanghai Yiyang Auto Consultants Co., Ltd.            3,628
                                                     ---------------
                            TOTAL                      $   52,012

(8) LEASE COMMITMENTS

    The Company leases office space from a related party under a non-cancelable operating lease. The lease agreement commenced in January 2003 and ends December 2005, with mandatory 5% rent increase annually. The following is the future minimum rent expense for the years ending December 31:

              For the Year Ended
                  December 31
              ------------------
	               2003               $     9,271
	               2004                     9,735
	               2005                    10,222
                                        -----------
	               Total              $    29,228

    The rent expense for the period ended February 28, 2003 was $1,545.

(9) TAXES PAYABLE

    The total taxes payable is $29,059 for the period ended February 28, 2003 consisting of the following:

          Sales Tax                           $    16,785
          Income Tax                                6,042
          City Construction Tax                       168
          Stamp Tax                                 5,833
          Investors' Income Tax                       231
                                              -----------
	Total income tax provision	           $   29,059

(10) EMPLOYEE BENEFIT PLAN

    The Company has established its own employee benefit plan in accordance with Chinese law and regulations. The employees may make pre-tax contributions of 14% of their salaries while the Company is contributing 22.5% of the employees' salaries to cover retirement benefits.

(11) SUBSEQUENT EVENT

    On April 8, 2003, Brook Industries Corp., a Delaware corporation, issued 35,900,000 shares of its restricted common stock to acquire all capital stock of the Company. As a result of the acquisition, the Company became the controlling shareholder of Brook Industries Corp. Following the acquisition, the Certificate of Incorporation of Brook Industries Corp. has been amended as follows:

    1) Change name from "Brook Industries Corp." to "Oriental Automotive Parts Development (China) Co., Ltd.".

    2) Increase the total number of shares of stock authorized to issue from 90,000,000 shares, consisting of 80,000,000 shares of Common Stock having a par value of $.0001 per share and 10,000,000 shares of Preferred Stock having a par value of $.0001 per share to 100,000,000 shares, consisting of 80,000,000 shares of Common Stock with par value of $0.1, and 20,000,000 shares of Preferred Stock with par value of $0.1.

 (12) GENERAL AND ADMINISTRATIVE EXPENSES:

     The major components of general and administrative expenses as of February 28, 2003 are as follows:

          Salaries                                  $     5,327
          Office expense                                    217
          Depreciation                                    9,525
          Employee Benefit                                  746
          Taxes                                             536
          Rent                                            1,545
	    Other                                           4,229
                                                   ------------
          Total general & administrative expenses    $   22,125

(2) The unaudited financial statements of the Company for the period form January 28 (Inception) to September 30, 2003 are filed herein.



            ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                                 BALANCE SHEET
                           September 30, 2003 (Unaudited)


                                      ASSETS


CURRENT ASSETS
Cash....................................................    $     272,821
Accounts receivable.....................................          166,314
Loan Receivable, current portion........................           12,082
Prepaid expenses........................................           63,968
Other receivable........................................            2,538
                                                            -------------
   TOTAL CURRENT ASSETS.................................          517,904

PROPERTY AND EQUIPMENT
Building and improvements...............................        4,143,331
Office equipment........................................            4,612
Office furniture & fixtures.............................              261
                                                            -------------
   Total property and equipment.........................        4,148,204
   Less: accumulated depreciation and amortization......        (121,767)
                                                            -------------
   NET PROPERTY AND EQUIPMENT...........................        4,026,437

OTHER ASSETS
Loan Receivable.........................................           24,163
Investments.............................................        2,464,631
                                                            -------------
   TOTAL OTHER ASSETS...................................        2,488,794

TOTAL ASSETS............................................     $  7,033,135
                                                            =============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable........................................     $    205,181
Unearned revenue........................................            3,008
Note payable, due within one year.......................        1,812,229
Other accounts payable..................................           27,723
Tenants' security deposits..............................           51,951
                                                            -------------
   TOTAL CURRENT LIABILITIES............................        2,100,092

STOCKHOLDERS' EQUITY

Common stock, $.1 par value, 80,000,000 shares
 authorized, 36,000,000 issued and outstanding..........        3,600,000

Preferred stock, $.1 par value, 20,000,000 shares
 authorized, No shares issued and outstanding...........                -

Additional Paid-in Capital..............................          749,349
Accumulated other comprehensive.........................              367
Retained earnings.......................................          583,327
                                                            -------------
   TOTAL STOCKHOLDERS' EQUITY...........................        4,933,043
                                                            -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............    $   7,033,135
                                                            =============


         The accompanying notes to financial statements are an integral part of these statements.

          ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                            STATEMENTS OF INCOME
                                 (Unaudited)



                                          For the Three-Month   For the Period From
                                             Period Ended     Jan. 28, 2003 (Inception)
                                              Sept. 30, 2003      to Sept. 30, 2003
                                          -------------------- ----------------------

SALES..................................     $    2,122,381       $     2,680,666
COST OF GOODS SOLD.....................          1,730,790             1,730,790
SALES TAXES............................             20,637                49,724
                                           ---------------       ----------------
GROSS PROFIT...........................            370,954               900,152

OPERATING EXPENSES
Selling expenses.......................              7,222                 7,222
General and administrative expenses....             83,091               203,909
                                           ---------------       ---------------
  Total Operating Expenses.............             90,313               211,131

INCOME FROM OPERATIONS.................            280,641               689,021

OTHER INCOME (EXPENSES)
  Interest expense.....................           (29,874)              (61,803)
                                            --------------       ---------------

INCOME BEFORE INCOME TAX PROVISION.....           250,767                627,218

Provision for income taxes.............            27,143                 43,891
                                            --------------       ---------------

NET INCOME.............................      $    223,624          $     583,327
                                            ==============       ===============

Net Income Per Share:
Basic..................................      $      0.006          $       0.016
                                            ==============       ===============
Diluted................................      $      0.006          $       0.016
                                            ==============       ===============

Weighted average common shares and common share equivalents:

Basic..................................         36,000,000             36,000,000
                                             ==============        ==============
Diluted................................         36,000,000             36,000,000
                                             ==============        ==============

            The accompanying notes to financial statements are an integral part of these statements.


           ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                              STATEMENT OF CASH FLOWS
   For the Period From January 28, 2003 (Inception) to September 30, 2003
                                   (Unaudited)



CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income...............................................    $    583,327
Adjustments to reconcile net income to net
 Cash provided by operating activities:
  Depreciation and amortization..........................         121,767
  Change in operating assets and liabilities:
   Accounts receivable...................................       (166,314)
   Inventory.............................................           (181)
   Prepaid expenses......................................        (63,968)
   Other receivable......................................         (2,538)
   Accounts payable......................................         205,181
   Unearned revenue......................................           3,008
   Other accounts payable................................          27,723
   Tenants' security deposits............................          51,951
                                                             ------------
   Net cash used in operating activities.................         498,418

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan receivable..........................................        (36,232)
Purchase of office equipment and furniture...............         (4,879)
Acquisition of building and improvements.................     (4,143,281)
Investments in real property.............................     (2,464,616)
                                                             ------------
   Net cash used in investing activities.................     (6,649,008)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed from short-term loan.............................       1,812,141
Proceeds from issuance of common stock...................       4,349,560
                                                             ------------
   Net cash provided by financing activities.............       6,161,701

Effect of exchange rate changes on cash..................             172

Net increase in cash.....................................         272,821

CASH, beginning of period................................               -

CASH, end of period......................................    $    272,821
                                                             ============

Supplemental Disclosures of Cash Flow Information:

Cash paid for income taxes...............................    $     43,891
                                                             ============
Cash paid for interest...................................    $     61,803
                                                             ============


        The accompanying notes to financial statements are an integral part of these statements

              ORIENTAL AUTOMOTIVE PARTS DEVELOPMENT (CHINA) CO., LTD.

                     Notes to Financial Statements (Unaudited)
                            September 30, 2003


NOTE 1.  NATURE OF OPERATIONS

    Oriental Automotive Parts Development (China) Co., Ltd. ("the Company") was originally incorporated in the State of Delaware on August 30, 2002 under the name of Brook Industries Corp. ("Brook"). On April 8, 2003, Brook issued 35,900,000 shares of its common stock to acquire all capital stock of Oriental Automotive Parts Development Co., Ltd., a company incorporated in Shanghai, China ("Oriental"). As a result of the acquisition, Oriental became Brook's controlling shareholder and Brook's name was changed to "Oriental Automotive Parts Development (China) Co., Ltd."

    The Company is primarily in the business of acquiring, developing and managing suburban commercial real estate properties in China and leasing these properties to automobile dealers, specialized retailers of automotive parts and accessories. The Company also engages in sales of new automobiles, auto parts and accessories to individuals and corporate customers as well as providing business consulting services starting from July 2003.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

    The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 2002, notes and accounting policies thereto included in the Company's Annual Report on Form 10-KSB as filed with the SEC.

    In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    Foreign Currency Translation

    The functional currency of the Company's operations in China is Renminbi
    (RMB). Results of operations and cash flows are translated at average exchange rates during the period while specific investing and financing activities are translated at rates in effect at the time of the cash inflow or outflow. Assets and liabilities are translated at end-of-period exchange rates. Translation adjustment is shown as a separate component of stockholders' equity.

    Property and Equipment

    Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of various assets classes as follows:

     Buildings & building improvements            20 to 45 years
     Machinery & equipment                         5 to 10 years
     Furniture & Fixtures                           3 to 8 years

    Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

    Revenue and Expenses

    The Company's financial statements are prepared using the accrual method of accounting. Revenue is recognized in the period in which it is earned and expenses are recognized in the period in which they are incurred.

    Income Taxes

    According to stipulations of local tax authority, the Company is a private run enterprise. The income tax rate is determined based on the sources of income. The income tax for its auto parts wholesales business is calculated as 0.6% of its sales revenue, of which 0.5% is business income tax and 0.1% is investor's individual income tax. The income tax for its commercial lease and consulting business is calculated as 4.8% of the revenues, consisting of 4% for business income tax and 0.8% for individual shareholder tax.

    Fair Value of Financial Instruments

    The current carrying value of the Company's cash, loan receivable, and notes payable approximates their fair values at September 30, 2003.

    Critical Accounting Policies

    The Company considers the valuation of investment and foreign currency translation as its significant accounting policies. Some of these policies require management to make estimates and assumptions that may affect the reported amounts in the Company's financial statement.

    Forward Looking Statements

    When used in this discussion, the words "believes", "anticipates", "contemplated", "expects", or similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, significant variations in recognized revenue due to customer caused delays, cancellations of contracts by our customers, and general economic conditions which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

    Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". SFAS No.141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS No. 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS No. 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS No. 142 are:(1) goodwill and intangible assets with indefinite lives will no longer be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for intangible assets with definite lives will no longer be limited to forty years. At this time, the Company does not believe that the adoption of either of these statements will have a material effect on its financial position, results of operations, or cash flows.

    In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset
    Retirement Obligations". SFAS No. 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS No. 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

    In August 2001, the FASB also approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 replaces SFAS No. 121. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board
    (APB) Opinion No. 30, "Reporting Results of Operations- Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally are to be applied prospectively. At this time, the Company does not believe that the adoption of SFAS No. 144 will have a material effect on its financial position, results of operations, or cash flows.

NOTE 3.   REVENUE BY CATEGORY

    For the period ended September 30, 2003, the Company's revenue consist of the followings:

           Sales of automobiles parts & accessories      $    1,779,249
           Rental income                                        796,123
           Business consulting income                            97,445
           Other income                                           7,849
                                                         --------------
           Total revenue                                  $   2,680,666

NOTE 4.   RELATED-PARTY TRANSACTIONS

    The Company leases its main office space from a related party, Shanghai Orient Auto Parts Co., Ltd. under a three-year lease. The President of the Company also serves as the President of Shanghai Orient Auto Parts Co., Ltd. The rent the Company paid is lower than the current market rate.

    The Company also sells and purchases auto parts from Shanghai Orient Auto Parts Co., Ltd., representing 5.28% of its total sales and 27% of its total purchases as of September 30, 2003. The activities between the Company and Shanghai Orient Auto Parts Co., Ltd. resulted in the following items included in the financial statements:

         Accounts receivable           $    45,481
         Accounts payable              $   169,867

    The Company has invested in three separate projects with three other related parties totally $2,464,631:

    1) $422,853 with Shanghai Mingzhu Logistics Co., Ltd. (Shanghai Mingzhu) to develop a commercial rental property located at No. 35 Dingbian Road in Shanghai, China;

    2) $1,316,886 with Shanghai Puzhiwei Investment Co., Ltd. to set up a joint enterprise in Hangzhou Motor Industry & Trade Zone of China.

    3) $724,892 to set up a new company, Wuhan Orient Auto Parts Co., Ltd., in Wuhan, China.

NOTE 5.   SHORT-TERM LOAN FROM BANK

    On February 27, 2003, the Company borrowed a commercial loan of $1,812,229 from Bank of Shanghai, Zhenxin Branch, secured by business property of Shanghai Mingzhu Logistics Co., Ltd. The loan bears a monthly interest of 0.48675%, which is payable quarterly.

NOTE 6.   LEASE COMMITMENTS

    The Company leases office space from a related party under a non-cancelable operating lease. The lease agreement commenced in January 2003 and ends December 2005, with mandatory 5% rent increase annually. The following is the future minimum rent expense for the years ending December 31:

              For the Year Ended
                  December 31,
              ------------------
                    2003              $    9,271
                    2004                   9,735
                    2005                  10,222
              -------------------   -------------
                    Total             $   29,228

    The rent expense for the period ended September 30, 2003 was $6,946.



Item 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

None.


               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item. 24.        INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation provides, among other things, that we shall to the fullest extent permitted by Section 145 of the Delaware Corporation law provide indemnification of our officers and directors and our bylaws provide that we indemnify our directors to the fullest extent permitted by law.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, such person may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in the view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 25.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connect with the issuance and distribution of the securities being registered by this prospectus. We have agreed to pay all the costs and expenses of this offering. Selling security holders will not pay any part of these expenses.

     SEC Registration Fee                     $    144
     Accounting Fees and Expenses               12,000
     Legal Fees and Expenses                    20,000
     Miscellaneous                               2,000
                                           -----------
      Total                                   $ 34,144

All expenses are "estimated" except the SEC filing fee.


Item. 26.         RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of common stock by the Registrant, which sales were not registered under the Securities Act of 1933.

In connection with the incorporation, on August 30, 2002, we issued 5,000,000 shares of the Company's common stock to Ms. Hong Ding as consideration for her services as promoter.

On April 8, 2003, the Company entered into a Stock Purchase Agreement with Oriental Automotive Parts Development Co., Ltd. ("Oriental"), by which we issued an aggregate of 35,900,000 shares of its common stock to the following fourteen original shareholders of Oriental in exchange for all of their capital shares of Oriental. Immediately prior to the transaction, Hong Ding, the sole shareholder of Brook, returned 4,900,000 shares of the common stock she owned for retirement.

          Name              Number of Shares Issued
    -----------------       -----------------------
    Hongwei Zhang                25,200,000
    Yizong Wu                     2,160,000
    Hongyi Zhang                  2,160,000
    Shulian Lin                   2,160,000
    Yingfen Dong                    671,400
    Fumei Sun                       720,000
    Congfen Shui                    720,000
    Tianqing Dai                    501,940
    Xiannan Wang                    360,000
    Hong Bai                        360,000
    Aiyi Wang                       293,330
    Shaoli Li                       200,000
    Qian Xu                         200,000
    Jie Luo                         193,330
                               ----------------------
              TOTAL              35,900,000

The foregoing issuances of shares were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) on the basis that the transactions did not involve a public offering.


Item 27.                        EXHIBITS

Exhibit No.                  Description
----------  -----------------------------------------------
   3.1        Certificate of Incorporation (i)
   3.2        Amended Certificate of Incorporation (ii)
   3.3        Bylaws (i)
   5.1        Opinion Re: Legality
  10.1        Stock Purchase Agreement (ii)
  23.1        Consent of Counsel (Included in Exhibit 5.1)
  23.2        Consent of Independent Public Accountants
--------
(i) Previously filed as an exhibit to Registration Statement on Form 10-SB on October 3, 2002
(ii)  Previously filed as an exhibit to Form 8-K on April 21, 2003


Item 28.                        UNDERTAKINGS

The undersigned Registrant hereby undertakes:

    1. To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

   2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   3. To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

   4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   5. The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                              SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Shanghai, the People's Republic of China on December 1, 2003.


Oriental Automotive Parts Development (China) Co., Ltd.

By: /s/ Hongwei Zhang
---------------------------------------------------
Hongwei Zhang, Chief Executive Officer and President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

/s/ Yizhong Wu                                        12/1/2003
----------------------------------            ------------------------
Yizhong Wu, CFO and Vice President                       Date

 /s/ Hongyi Zhang                                      12/1/2003
----------------------------------            ------------------------
  Hongyi Zhang, Vice President and Director              Date

 /s/ Shuliang Lin                                      12/1/2003
----------------------------------             -----------------------
  Shuliang Lin, Director                                 Date

/s/ Zhezhao Li                                         12/1/2003
----------------------------------             -----------------------
  Zhezhao Li, Director                                   Date

/s/ Zhouren Lou                                         12/1/2003
----------------------------------             -----------------------
Zhouren Lou, Director                                    Date